Exhibit 5.1

DLA Piper LLP (US)

4365 Executive Drive

San Diego, California 92121-2133

T 858.677.1400

F 858.677.1401

December 19, 2014

Pacific DataVision, Inc.

3 Garret Mountain Plaza

Suite 401

Woodland Park, NJ 07424

Re:	Registration Statement on Form S-1 (File No. 333- )
Relating to 11,925,000 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Pacific DataVision, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration for the sale by the selling stockholders named in the Registration Statement of (i) 11,425,000 shares (the “Shares”) of Common Stock, par value $0.0001 per share, (the “Common Stock”) of the Company and (ii) 500,000 shares (the “Underlying Shares”) of Common Stock issuable upon conversion of the Class B Units (the “Class B Units”) of the Company’s subsidiary, PDV Spectrum Holding Company, LLC.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company; (ii) the Registration Statement; (iii) the prospectus contained within the Registration Statement; and (iv) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that (i) the Shares that are being offered by the selling stockholders are validly issued, fully paid and non-assessable and (ii) the Underlying Shares, when issued upon proper conversion of the Class B Units, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Registration Statement.

Very truly yours,
/s/ DLA Piper LLP (US)
DLA PIPER LLP (US)